Exhibit  23(a)(1)

                              CERTIFICATE OF TRUST
                                       OF
                      GARTMORE VARIABLE INSURANCE TRUST III

                           a Delaware Statutory Trust


          This Certificate of Trust of Gartmore Variable Insurance Trust III (the "Trust") is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the "Act"), Del. Code Ann.
tit.  12,   3801-3824.

     1. NAME. The name of the statutory trust formed hereby is "Gartmore Variable Insurance Trust III."

     2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to or within 180 days following the first issuance of its shares of beneficial interest, a registered management investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

          (A) REGISTERED OFFICE. The registered office of the Trust in Delaware is c/o SR Services, LLC, 919 North Market Street, Suite 600, Wilmington, Delaware 19801.

          (B) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is SR Services, LLC, 919 North Market Street, Suite 600, Wilmington, Delaware 19801.

     3. LIMITATION OF LIABILITY. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the 19th day of June, 2003.

                                   /s/  Elizabeth  A.  Davin
                                        Elizabeth  A.  Davin,  Trustee